Exhibit 5.1

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Suite 1700
New York, NY 10178
Tel (212) 878-7900
Fax (212) 692-0940
www.foxrothschild.com

January 3, 2023

Cyclo Therapeutics, Inc.

6714 NW 16th Street, Suite B

Gainesville, Florida 32563

Re:         Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-254496)

Ladies and Gentlemen:

We have acted as counsel to Cyclo Therapeutics, Inc.., a Nevada corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-254496) which was declared effective by the Commission on May 28, 2021 (the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Company with an aggregate offering price of up to $100,000,000; and (ii) the Prospectus Supplement of the Company, dated December 29, 2022 (the “Prospectus Supplement”), relating to the issuance and sale by the Company of (A) 930,000 shares of common stock (the “Shares”); and (B) pre-funded warrants to purchase up to 1,678,696 shares of common stock (the “Pre-Funded Warrants” and each share of common stock issuable upon exercise of the Pre-Funded Warrants, a “Warrant Share”), pursuant to that certain Securities Purchase Agreement, dated December 29, 2022 between the Company and the investor named therein (the “Purchase Agreement”). The Purchase Agreement and form of Pre-Funded Warrant will be filed as exhibits to a Current Report on Form 8-K (the “Form 8-K”) and incorporated by reference into the Registration Statement.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (1) the Registration Statement, including the exhibits thereto and the Prospectus Supplement, (2) the Company’s Articles of Incorporation, as amended to date, (3) the Company’s Bylaws, (4) certain resolutions of the Board of Directors of the Company and (5) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein.

As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; (d) the Pre-Funded Warrants will be exercised in accordance with its terms (including the payment of the exercise price specified therein); and (e) the Shares and Pre-Funded Warrants will be issued and sold in compliance with applicable Federal and state securities laws and in the manner stated in the Registration Statement.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Shares have been duly authorized for issuance and, when issued, delivered and paid for in accordance with the terms of the Purchase Agreement, will be validly issued, fully paid and nonassessable; (ii) the Pre-Funded Warrants, when executed and delivered by the Company in accordance with and in the manner described in the Registration Statement and the Purchase Agreement, will be legally binding obligations of the Company enforceable in accordance with their terms, except: (a) as such enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforceability is considered in a proceeding in equity or at law); (b) as enforceability of any indemnification or contribution provision may be limited under the federal and state securities laws; (c) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to the equitable defenses and to the discretion of the court before which any proceeding therefor may be brought; (d) we express no opinion as to whether a state court outside of the State of New York or a federal court of the United States would give effect to the choice of New York law provided for in the Pre-Funded Warrants; and (e) we have assumed the Exercise Price (as defined in the Pre-Funded Warrants) will not be adjusted to an amount below the par value per share of the Common Stock; and (iii) the Warrant Shares, when issued and sold by the Company and delivered by the Company upon valid exercise thereof and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Pre-Funded Warrants, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction, other than the laws of the States of Nevada and New York and the Federal laws of the United States.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP